Exhibit 10.3

EMPLOYMENT AGREEMENT OF DAVID BECKETT

This Employment Agreement (“Agreement”) is made and entered into as of ___________, 2017 (“Effective Date”), by and between Security Grade Protective Services, Ltd. (“Company”), with an address at 10200 E. Girard Ave., Suite B420, Denver, CO 80231 and David Beckett (“Employee”), residing at __________________________.

RECITALS

WHEREAS, on the Effective Date, the Company and Employee, among other parties, entered into that certain Membership Interest Purchase Agreement (“MIPA”).

WHEREAS, this Agreement is an exhibit to and an integral part of the MIPA.

WHEREAS, the Company and the Employee desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Employee.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and continued in the MIPA, including the Exhibits thereto, which the parties incorporate by reference as if fully set forth herein, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Company Duties. Employee’s title with the Company shall be Director of Surveillance Operations, unless modified by Chief Executive Officer (“CEO”) for the parent company, Helix TCS, Inc. (“Parent Company”). Employee shall report to the Director of Operations for the parent company Parent Company. On behalf of the Company and, to the extent requested by the Company, on behalf of the Parent Company and any other related entity, Employee shall be responsible for: (a) ensuring the operation of all electronic security operations for all employer clientele, to include effective installation, servicing and maintenance of the employer electronic systems clientele; (b) managing all personnel and technicians hired for the purpose of security installation, servicing and maintenance, with regards to scheduling, delegation of duties and proper equipment maintenance; (c) ensuring high level of service to customer accounts by ensuring that the employer's electronic security clientele services are provided on a timely basis, and with the highest level of professionalism; and (d) operate the technology vendor/product suite that the Company and its parent company will use to service clients (“Company Duties”).

2.            Term. Employee agrees to employment with the Company and to perform the Company Duties for a period of at least one (1) year from the Effective Date (“Term”). On the anniversary of the Effective Date, the parties shall renegotiate the terms of Employee’s employment with the Company. For the avoidance of doubt, following one (1) year from the Effective Date, Employee shall be terminable at will by the Company.

3.            Compensation

You shall serve at the reasonable direction of the CEO, and for so long as you are an employee of the Company you shall be an employee at will and in consideration for your services to the Company you shall be entitled to the following:

(i)       a base salary (a “Base Salary”) at a rate of $100,000 annually;

(ii)      sales commissions equal to 5% of sales revenue received by either the Company or Parent Company as a result of securities monitoring services directly sold by Employee; and

(iii)     stock bonuses in the Parent Company in the sole discretion of the Parent Company’s CEO and compensation committee.

4.            Benefits

You shall be eligible to participate, in accordance with their terms, in all group medical and health plans, discretionary bonus and such other employment benefits, if any, as are maintained from time to time by the Company for employees performing comparable services for it, provided that the Company shall at all times be free to terminate, modify or amend such plans in accordance with the provisions thereof. Notwithstanding anything contained within the Company’s current vacation policy, you shall be entitled to fifteen (15) days of paid vacation plus five (5) days of sick leave.

With respect to health insurance, you shall be entitled to individual coverage as provided for in the Company’s then current health insurance plan, at the same rate as other employees of the Company, and you may, at your cost, add your spouse and eligible children, as well as elect to add-on dental, disability or other coverages made available to Company employees from time to time, in which case the cost of such additional coverages shall be deducted from your pay.

5.            Board Observer with Parent Company. Commencing on the sixty first (61st) day following the Effective Date and during the Term, Employee shall be entitled to a position as a Board Observer with the Parent Company. As a Board Observer, Employee shall be entitled to attend all meetings of the Board of Directors of the Parent Company and provide input to the Board of Directors. However, as a Board Observer, Employee shall not be entitled to vote on any matter presented to the Board of Directors. Employee acknowledges that his position as a Board Observer may impact his ability to sell stock of the Parent Company.

6.            Representations and Warranties

Employee represents and warrants to the Company that as of the date of this Agreement and as of the Effective Date, except as disclosed in writing by Employee to the Company, that:

(i)       Employee is not a party to any legal or administrative action instituted or taken against Employee by any person, organization, regulatory body or court, excepting minor traffic offenses; is not aware of any threatened legal or administrative actions that may be instituted or taken against him by any person, organization, regulatory body or court, excepting minor traffic offenses; has no knowledge or awareness of any facts that could cause or support any person, organization, regulatory body or court to institute or take legal or administrative action against him, excepting minor traffic offenses;

(ii)      Employee has not been indicted for or convicted of a misdemeanor or felony other than with respect to a traffic violation in the last ten (10) years;

(iii)     Employee is not currently a debtor in bankruptcy;

(iv)     Employee is not currently addicted to any illegal drug or substance or any other substance which may impair Employee’s judgment or impact your Company Duties;

(v)      the execution of this Agreement and the performance of Employee’s Company Duties hereunder, does not and will not violate or be a breach of any agreement with a former employer, client or any other person or entity;

(vi)     Employee shall at all times serve the Company with his best efforts, in good faith and with fidelity, and shall at all times serve and promote the Company’s business and interests, shall at all times conduct business in accordance with the Company’s directives, policies and directions as are or may come to be in effect; and shall at all times conduct business in full and complete compliance with all laws, rules, regulations, directives and interpretations of the Company’s supervisory management.

7.            Termination.

7.1.1       Voluntary Termination by Employee. The Employee may voluntarily terminate employment with the Company at any time (“Voluntary Termination”). In the event of a Voluntary Termination by Employee, the Employee shall forfeit any outstanding portion of the Base Salary, shall no longer be eligible for any Company benefits, shall forfeit any right to any consideration under the MIPA not yet received as of the date of the Voluntary Termination by Employee including, without limitation, any Stock Options or remaining purchase price payments identified in Section 2.2, Schedule 2.2.2 and 2.2.6 and Exhibit 2.2.2 of the MIPA and shall forfeit any and all received but unexercised Stock Options.

7.1.2       Death or Disability. In the event of the Employee’s death or Disability during the Term, the Company may terminate the Employee without liability or obligations relative to any remaining Base Salary or benefit. However, in the event of death or Disability, the Employee shall be entitled to all other consideration provided for and pursuant to the terms of the MIPA as if the Employee had not died or did not suffer from a Disability. For purposes of this Section 7.1.2, Disability shall mean a physical or mental conduction that materially limits the Employees ability to perform his job functions (without consideration of reasonable accommodations) for a period of at least 60 days as determined by a qualified medical professional selected by the Employee. In the event of death, the Employee shall be deemed automatically terminated. In the event of Disability, the Company shall provide the Employee notice of termination based upon such Disability.

7.2.3       With Cause Termination. The Company shall be permitted to terminate this Agreement immediately for “Cause”, and shall provide Employee written notice of his termination for Cause and the basis therefore. “Cause” shall mean:

(i)	a willful failure by the Employee to comply with the Company’s written policies or the lawful directives of the Company, insubordination, refusal to take lawful and reasonable direction from the CEO or creating a negative work environment, and such conduct, if curable, remains uncured for thirty (30) days after receipt of written notice from the Company;

(ii)	prolonged or repeated absence from work or performance of the Company Duties without the consent of the Company;

(iii)	The indictment of, or filing of criminal information against you, or your conviction, for a felony, or gross misdemeanor for any crime involving money or other property of Company or any crime involving moral turpitude;

(iv)	Your dishonesty, disloyalty, misconduct or misappropriation which in the judgment of Company, based on the information then in its possession, has injured Company’s business, assets, reputation or goodwill or would reasonably result in such an injury were you to remain in it employee;

(v)	Your use of drugs or controlled substances during business hours, or on the premises of Company, or any substance which impairs your performance of your job; and

(vi)	Your misappropriation of any material funds or property, commission of fraud or embezzlement, or any material act or omission.

7.2.4       Forfeiture. In the event of a termination for Cause, the Employee shall forfeit any outstanding portion of the Base Salary, shall no longer be eligible for any Company benefits, shall forfeit any right to any consideration under the MIPA not yet received as of the date of Employee’s receipt of the for Cause termination notice, including, without limitation, any Stock Options or remaining purchase price payments identified in Section 2.2, Schedule 2.2.2 and 2.2.6 and Exhibit 2.2.2 of the MIPA and shall forfeit any and all received but unexercised Stock Options.

7.2.5       Disputes Regarding Termination.

(a)	Procedure. Upon receipt of a termination notice pursuant to this Section 7 (“Termination Notice”), the Employee shall have ten (10) business days to dispute the basis for termination in a writing delivered to the Company (“Dispute Notice”). If the Employee fails to provide the Company a Dispute Notice within such ten (10) business day period, then, notwithstanding anything to the contrary contained herein, the Employee will be deemed terminated on the basis set forth in the Termination Notice. If a Dispute Notice is provided by the Employee to the Company within ten (10) days of receipt of the Termination Notice, then (a) the dispute will be resolved as provided in this Section 7.2.5, (b) all Employee compensation and all consideration under the MIPA which is contingent on Employee’s employment as of the date such consideration is provided shall be escrowed by the Company pending adjudication of the dispute, (c) if the grounds for termination are upheld, then the Termination Notice shall thereupon become effective immediately and (d) if the grounds for termination are not upheld, then the Termination Notice shall be of no force and effect and Employee shall be entitled to immediate payment of all escrowed compensation and consideration.

(b)	Arbitration. Any controversy or dispute among the parties arising out of or relating to this Agreement, any alleged breach hereof, the enforcement of interpretation hereof, including whether Cause exists pursuant to 6.1.4 and the validity, enforceability and scope of this arbitration provision, whether sounding in contract, tort, or otherwise, which cannot be resolved among the parties, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act. The arbitration shall be administered by the American Arbitration Association (“AAA”) in Denver, Colorado, before a sole arbitrator, selected by the Company, in accordance with the Commercial Arbitration Rules of the AAA. Arbitration in accordance with the foregoing shall be the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by any party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until otherwise modified by the arbitrator; provided, however, that such provisional injunctive relief shall be sought in aid and in advance of the arbitration only. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes; provided, that it is expressly agreed that the arbitrator shall have no authority to award punitive or exemplary damages, and the parties hereby waiving their right, if any, to recover punitive or exemplary damages, either in arbitration or in litigation. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto, may be entered as a judgment or order in any court of competent jurisdiction, and may be enforced by any court of competent jurisdiction; provided, however, that no such order is necessary to effect a Termination for “Cause”. The arbitrator shall award to the prevailing party in any such arbitration such party’s reasonable Fees and Costs incurred by it in connection with resolution of the dispute, in addition to any other relief granted. For these purposes, “Fees and Costs” includes (i) reasonable attorneys’ fees and costs, other legal fees and costs, the fees and costs of witnesses, accountants, experts, and other professionals, and other forum costs incurred in the arbitration; (ii) all of the foregoing whether incurred prior to or subsequent to the initiation of arbitration; and (iii) all such fees and costs incurred in obtaining provisional injunctive relief. It is understood that certain time entries that may appear in the billing records of such party’s legal counsel may be redacted to protect attorney-client or work-product privilege, and this shall not prevent recovery for the associated billings (and if necessary, the arbitrator may require that such records be submitted to the arbitrator for in camera review by the arbitrator). THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE HEREBY WAIVING ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

8.            Confidential Information and Restrictive Covenants. Employee covenants and agrees to maintain all Company Information as confidential and to return all Company Information upon termination. "Confidential Information" means trade secrets, proprietary information and information belonging to the Company that are not generally known to the public, including, but not limited to, customer account information concerning business plans, financial statements and other information obtained by Employee in connection with his employment by the Company, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential, in any format whatsoever, including oral, written, electronic or any other form or medium. Employee further covenants and agrees to comply with the Non-Competition provision of the MIPA, Section 8.3.2.

9.            Miscellaneous

a.	In the event of a merger, consolidation or reorganization of the Company, the Company may, in its sole discretion, assign this Agreement.

b.	Each of the parties hereto has been represented by counsel of its/their own choice, or has had the opportunity to be represented by counsel and to seek advice in connection with the negotiations for, and in the preparation of, this Agreement and that he, she, or it has read this Agreement and that he, she or it is fully aware of its contents and legal effects.

c.	This Agreement is binding in all respects upon, and shall inure to the benefit of, the Parties and their successors, heirs, and assigns.

d.	This Agreement constitutes the Parties’ entire agreement with respect to the subject matter hereof and is a complete merger of all offers, counteroffers, negotiations and agreements.

e.	The Parties agree to take any and all actions as may be reasonably required to implement this Agreement.

f.	This Agreement may not be amended except in a writing signed by the authorized representatives of the Party against whom an amendment is to be enforced.

g.	This Agreement shall be construed pursuant to Colorado law without reference to its conflict of laws principles.

h.	The descriptive headings and paragraph numbers used herein are for convenience or reference only and shall not by themselves control or affect the meaning or construction of any provision of this Agreement. As used in this Agreement, the singular shall include the plural, and the masculine shall include the feminine and neuter gender.

i.	This Agreement may be signed in identical counterparts, all of which, together, shall constitute one and the same instrument and such counterparts may be transmitted by telecopy or by e-mail pdf, the telecopy or pdf having the full force and effect, as if it were an original.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date set forth opposite his, her, or its name below.

HELIX TCS, INC.	EMPLOYEE

By:	David Beckett